Exhibit 10.27

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into on November [    ], 2014, by and between Mark Irion, an individual (the “Executive”), and Neff Holdings LLC, a Delaware limited liability company, and any of its subsidiaries, parents (including upon the consummation of the Transactions (as hereinafter defined), Neff Corporation, a Delaware corporation (“Neff Corporation”)) and affiliates as may employ the Executive from time to time (collectively, and together with any successor thereto, the “Company”).

WHEREAS, the Company and the Executive are currently parties to that certain Employment Agreement, originally effective as of March 1, 2000, as amended January 31, 2005, July 8, 2005, May 31, 2007, September 30, 2010 and June 1, 2011 (the “Prior Agreement”);

WHEREAS, it is contemplated that Neff Corporation will effect an initial public offering (the “Offering”) of shares of its Class A common stock (the “Common Stock”) and, pursuant to certain reorganization transactions, will become the parent of the Company (the Offering and such reorganization transactions, collectively, the “Transactions”); and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement as of the date of the consummation of the Transactions (the “Effective Date”) in order to consolidate all amendments of the Prior Agreement and to make certain additional changes as agreed to by the parties hereto (the “Parties”) in connection with the Transactions.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                      Term.  Subject to the provisions for termination set forth in Section 9, the initial Term of employment under this Agreement shall be for a period of three (3) years commencing on the Effective Date (the “Initial Term”) and shall be automatically extended for additional one (1) year periods, unless one of the Parties shall give written notice to the other on or before the date which is six (6) months prior to the expiration of the current Term of the Agreement of such Party’s election not to so extend this Agreement (the Initial Term, together with any extensions thereto, the “Term”).  For the avoidance of doubt, non-extension of the Initial Term or any extended Term by either Party shall not constitute termination by the Company without Cause or constitute Good Reason.  In the event that the Transactions are not consummated, this Agreement shall be void ab initio and the Prior Agreement shall remain in full force and effect in accordance with its terms.

2.                                      Employment.  The Executive shall be employed as the Chief Financial Officer of the Company or in such other senior executive capacity as may be mutually agreed to in writing by the Parties. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity.  The Executive shall report to the Chief Executive Officer of the Company.

3.                                      Base Salary and Bonus.

(a)                                 The Company agrees to pay or cause to be paid to the Executive during the Term a base salary at the rate of at least $327,000 per annum, which rate shall be reviewed at least annually by the board of directors of Neff Corporation (the “Board”) and may be increased, but not decreased (except for decreases by no more than 5% in connection with a reduction in base salary for all similarly situated executives of the Company) in the Board’s discretion (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its senior executives.

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(b)                                 In addition to the Base Salary, Executive shall be eligible annually during the Term to receive a cash bonus (the “Annual Bonus”).  The target Annual Bonus for 2015 shall be 70% of the Base Salary.  The target Annual Bonus for each calendar year during the Term after 2015 shall be not less than 50% of the Base Salary.  For the avoidance of doubt, the Annual Bonus shall not include any special or non-recurring bonuses payable to the Executive, including any such bonuses payable under the Company’s 2014 Management Special Bonus Plan, Amended and Restated Sale Transaction Bonus Plan or 2014 Incentive Bonus Plan.  The Annual Bonus may be payable pursuant to one or more incentive plans established by the Company and shall be paid to the Executive at such time as annual bonuses are paid to other executive employees of the Company, but in no event later than March 15 of the calendar year following the calendar year to which the Annual Bonus relates.

4.                                      Employee Benefits.  During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans.  The Executive’s  participation in such plans, practices and programs shall be on the same basis and terms as are applicable to other similarly situated executives of the Company generally.

5.                                      Executive Benefits.  During the Term, the Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company, including, but not limited to, the Company’s 401(k) plan and any supplemental retirement, salary continuation, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, or in the terms of such executive benefit or incentive compensation plans, the Executive’s participation in such plans shall be on the same basis and terms as other similarly situated executives of the Company, but in no event on a basis less favorable in terms of benefit levels or reward opportunities applicable to the Executive as of the Effective Date. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.

6.                                      Other Benefits.

(a)                                Fringe Benefits and Perquisites.  The Executive shall be entitled to receive all fringe benefits and perquisites generally made available by the Company to similarly situated executives.

(b)                                Expenses.  The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder in accordance with the Company’s applicable expense reimbursement policies and procedures.

7.                                      Vacation and Sick Leave.  The Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, in accordance with the following:

(a)                                The Executive shall be entitled to four weeks of annual vacation in any calendar year, to be taken in accordance with the policies as periodically established by the Board for similarly situated executives of the Company.

(b)                                In addition to the aforesaid paid vacations, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board in its discretion may determine. Further, the Board shall be entitled to grant to the Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine.

(c)                                 The Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.

8.                                      Termination.  The Executive’s employment hereunder may be terminated under the following circumstances:

(a)                                Disability.  The Company may terminate the Executive’s employment after having established the Executive’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days. A determination of Disability shall be made by a physician satisfactory to both the Executive and the Company, which physician’s determination as to Disability shall be made within 10 days of the request therefor and shall be binding on all parties; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, which third physician’s determination as to Disability shall be binding on all parties. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a physical or mental infirmity.  Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination (as each term is hereinafter defined) relating to the Executive’s Disability, the Executive shall be entitled to return to his position with the Company as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

(b)                                Cause.  The Company may terminate the Executive’s employment for “Cause.”  The Company shall be deemed to have terminated the Executive’s employment for “Cause” in the event that the Executive’s employment is terminated for any of the following reasons: (i) the commission of an act of fraud or intentional misrepresentation against the Company or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company; (ii) dishonesty or willful misconduct in the performance of duties hereunder; or (iii) willful violation of any law, rule or regulation in connection with the performance of duties hereunder (other than traffic violations or similar offenses); provided, that no act or failure to act shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after Notice of Termination is given by the Company shall constitute Cause for purposes of this Agreement.

(c)                                 (i)                                      Good Reason.  The Executive may terminate his employment for “Good Reason.”  For purposes of this Agreement, Good Reason shall mean the occurrence of any of the events or conditions described in this Section (c)(i):

(A)                               during the two (2) year period following a Change in Control (as defined):

(1)                                 a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint or re-elect him to any of such positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

(2)                                 a reduction in the Executive’s Base Salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five (5) days of the date due;

(3)                                 a failure by the Company to increase the Executive’s Base Salary at least annually at a percentage of Base Salary no less than the average percentage increases granted to the Executive during the three most recent full years ended prior to a Change in Control;

(4)                                 the failure by the Company to (i) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or benefit plan in which the Executive was participating at the time of the Change in Control, including, but not limited to, the Company’s 401(k) plan or (ii) provide the Executive with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater).

(5)                                 the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy, of the Company;

(6)                                 any material breach by the Company of any provision of this Agreement;

(7)                                 any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of Section 8 of this Agreement; or

(8)                                 the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 13 hereof;

(9)                                 the Company requires the Executive’s principal business office to be at any office located more than fifty (50) miles from the office where the Executive is currently based without the Executive’s consent;

(B)                               the nature of Executive’s duties, title or the scope of Executive’s responsibilities (including reporting responsibilities) is materially modified by the Company without Executive’s written consent where such material modification constitutes a demotion of Executive or a substantial reduction in Executive’s responsibilities;

(C)                               the Company requires the Executive’s principal business office to be at any office located more than fifty (50) miles from the office where the Executive is currently based without the Executive’s consent;

(D)                               a reduction in the Executive’s Base Salary or a reduction in his target Annual Bonus opportunity as provided in Section 3;

(E)                                any material breach by the Company of any provision of this Agreement that has not been cured within thirty (30) days following receipt by the Company of written notice thereof from the Executive specifically identifying such material breach; or

(F)                                 this Agreement is not assumed by any successor to the Company pursuant to Section 13 hereof in a situation other than a Change in Control.

(ii)                                  Notwithstanding the foregoing, Good Reason shall not include an event or condition unless (A) the Executive provides the Company with written notice of his intent to resign for Good Reason within thirty (30) days following the occurrence of such event or condition, (B) the Executive provides the Company with at least thirty (30) days’ prior written notice of his intent to resign for Good Reason, (C) the  Company has not remedied the alleged event or condition within such thirty (30)-day period and (D) the Termination Date occurs no later than two (2) years following the occurrence of such event or condition.

(iii)                               The Executive’s right to terminate his employment pursuant to this Section 8(c) shall not be affected by his incapacity due to physical or mental illness if such incapacity occurs after the event or condition giving rise to Executive’s right to terminate his employment pursuant to this Section 8(c).

(d)                                Voluntary Termination.  The Executive may voluntarily terminate his employment hereunder at any time.

(e)                                 For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i)                                     An acquisition (other than directly from Neff Corporation or Neff Holdings, LLC) of any voting securities of Neff Corporation or Neff Holdings, LLC (the “Voting Securities”) by any Person immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, the “Exchange Act”) of thirty percent (30%) or more of the Class A common shares of Neff Corporation (“Class A Common Shares”), the common units of Neff Holdings, LLC (“Common Units”), or the combined voting power of the then-outstanding Voting Securities of either Neff Corporation or Neff Holding’s LLC; provided, however, that Beneficial Ownership by Wayzata Investment Partners LLC, a Delaware limited liability company (“Wayzata”), or any funds managed by Wayzata, of thirty percent (30%) or more of the then outstanding Class A Common Shares, Common Units or the combined voting power of the then-outstanding Voting Securities of Neff Corporation or Neff Holdings, LLC shall not constitute a Change in Control; provided further, however, in determining whether a Change in Control has occurred, Class A Common Shares, Common Units or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) Neff Corporation or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Neff Corporation (for purposes of this definition, “Subsidiary”), (B) Neff Corporation or its Subsidiaries, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii)                                  If the individuals who are members of the Board as of the Effective Date, after giving effect to the Transactions (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by Neff Corporation’s shareholders, of any new member was approved by a vote of at least two-thirds of the Incumbent Board, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)                               The consummation of:

(A)                               A merger, consolidation or reorganization involving Neff Corporation or Neff Holdings, LLC, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of Neff Corporation or Neff Holdings, LLC where:

(1)                                 the shareholders of Neff Corporation or the unitholders of Neff Holdings, LLC, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such merger or consolidation or reorganization the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(2)                                 in the case of such a transaction involving Neff Corporation, the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

(3)                                 no Person other than (i) Neff Corporation, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by Neff Corporation or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Class A Common Shares or Common Units, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or its common stock.

(B)                               A complete liquidation or dissolution of Neff Corporation or Neff Holdings, LLC; or

(C)                               The sale or other disposition of all or substantially all of the assets of Neff Corporation or Neff Holdings, LLC to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Class A Common Shares, Common Units or Voting Securities as a result of the acquisition of Class A Common Shares, Common Units or Voting Securities by Neff Corporation or Neff Holdings, LLC which, by reducing the number of Class A Common Shares, Commo Units or Voting Securities then outstanding, increases the proportional number of shares or units Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Class A Common Shares,

Common Units or Voting Securities by Neff Corporation or Neff Holdings, LLC, and after such acquisition, the Subject Person becomes the Beneficial Owner of any additional Class A Common Shares, Common Units or Voting Securities which increases the percentage of the then outstanding Class A Common Shares, Common Units or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

If the Executive’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Executive reasonably demonstrates that the termination of employment (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Agreement provided a Change in Control shall actually have occurred.

Neither the consummation of any of the Transactions nor any action taken by (or omission of) Neff Corporation or Neff Holdings, LLC on or prior to the Effective Date in connection with the Transactions shall (x) constitute a Change in Control, (y) provide grounds for finding that a Change in Control occurred or otherwise exists, or (z) establish any element of a Change in Control.

(f)                                  Notice of Termination.  Any purported termination of employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

(g)                                 Termination Date, Etc.  “Termination Date” shall mean in the case of the Executive’s death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:

(i)                                     If the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, provided that the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days; and

(ii)                                  If the Executive’s employment is terminated by the Executive, the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Company.

9.                                      Compensation Upon Termination.

(a)                                 Upon termination of the Executive’s employment during the Term, the Executive shall be entitled to the following benefits:(a)                                  If the Executive’s employment is terminated by the Company for Cause or Disability or by the Executive (other than for Good Reason), or by reason of the Executive’s death, the Company shall pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date, (iii) vacation pay, (iv) any earned but unpaid Annual Bonuses for any year completed prior to the date of such termination and (v) any previous compensation which the Executive has previously deferred (including any interest earned or credited thereon) (collectively, “Accrued Compensation”).

(b)                                If the Executive’s employment by the Company shall be terminated during the Term (regardless of whether notice of intent not to renew the Term shall be given) (1) by the Company other than for Cause, death or Disability or (2) by the Executive for Good Reason, then the Executive shall be entitled to the benefits provided below:

(i)                                     the Company shall pay the Executive (A) all Accrued Compensation and (B) if the Executive would have earned the Annual Bonus for the fiscal year in which the Executive’s employment terminates had his employment not been so terminated, a pro rata portion of such Annual Bonus based on the number of days the Company employed the Executive during such fiscal year;

(ii)                                  the Company shall pay the Executive as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, the sum of (A) an amount in cash equal to two (2) times the Executive’s Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the date the Notice of Termination is given (or if the Executive’s employment is terminated after a Change in Control, the Executive’s Base Salary immediately prior to the Change in Control, if greater) and (B) an amount in cash equal to two (2) times the “Bonus Amount,” such sum payable in monthly installments for a period of twenty-four (24) months beginning on the payroll coincident with or immediately following the Termination Date, but delayed as required pursuant to Sections 9(c) and 9(g), payable in accordance with the Company’s payroll procedures and subject to applicable withholdings.  The term “Bonus Amount” shall mean the greatest Annual Bonus received by the Executive during any of the three fiscal years immediately preceding the Termination Date; and

(iii)                               for a period of twenty-four (24) months following such termination, the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the Executive at the time Notice of Termination is given (or, if the Executive is terminated following a Change in Control, the benefits provided to the Executive at the time of the Change in Control, if greater). The benefits provided in this Section 9(b)(iii) shall be no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage provided the Executive under the plans providing such benefits at the time Notice of Termination is given (or, if the Executive is terminated following a Change in Control, at the time of the Change in Control if more favorable to the Executive).  Notwithstanding the foregoing, the Company shall not have any obligation to continue such benefits if as a consequence of such continuation the Company would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time), and in such case, in lieu of such continued provision of benefits, the Company may in its sole discretion provide that (1) the Executive shall pay to the Company, on an after-tax basis, a monthly amount equal to the full premium cost of the continued benefits that would otherwise have been provided (determined in accordance with the methodology under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) for such month and (2) within thirty (30) days of such premium payment, the Company shall reimburse the Executive in cash (less required withholding) an amount equal to the excess of (x) such full premium cost over (y) any premium amount that would have been payable by the Executive if the Executive had been actively employed by the Company for such month. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This Subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

(c)                                 The amounts provided for in Section 9(a) and Section 9(b)(i)(A) shall be paid within ten (10) days after the Executive’s Termination Date. The amount provided for in Section 9(b)(i)(B) shall be paid at the same time as annual bonuses are paid to active executive employees of the Company for such calendar year.  The amounts and benefits provided for in Sections 9(b)(i)(B) and 9(b)(ii)-(iii) shall be expressly conditioned upon the Executive executing and delivering to the Company a written general release of claims in favor of the Company, in the form attached as Appendix A (the “General Release”), and shall only be payable or provided if Executive executes, delivers to the Company and does not revoke the General Release within sixty (60) days following the Termination Date.  Notwithstanding anything to the contrary herein, such payments or benefits shall not be paid or provided until the first scheduled payroll immediately following the date the General Release is executed, delivered to the Company and no longer subject to revocation, with the first such payment being in an amount equal to the sum of (i) the amounts to which Executive would otherwise have been entitled pursuant to Sections 9(b)(i)(B) and 9(b)(ii) during such deferral period if such deferral had not been required and (ii) the amount paid by the Executive for benefits during such deferral period that otherwise would have been provided or reimbursed by the Company pursuant to Section 9(b)(iii) if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall only be paid or provided, or begin to be paid or provided, on the sixtieth (60th) day following the Termination Date (or on any later date required pursuant to Section 9(g)) (and then only if the General Release is executed, delivered to the Company and no longer subject to revocation by such date), and if such payments are required to be so deferred, the first payment shall be in an amount equal to the sum of (A) the amounts to which Executive would otherwise have been entitled pursuant to Sections 9(b)(i)(B) and 9(b)(ii) during such deferral period if such deferral had not been required and (B) the amount paid by Executive for benefits during such deferral period that otherwise would have been provided or reimbursed by the Company pursuant to Section 9(b)(iii) if such deferral had not been required.

(d)                                [RESERVED]

(e)                                 In the event that the Executive breaches any of the covenants, terms or provisions of Section 11 or Section 14 hereof, without limiting any other rights that the Company may have, the Company’s obligation to provide payments and benefits as set forth in Sections 9(b)(i)(B) and 9(b)(ii)-(iii) shall immediately terminate (without any further action on the part of, or notice to, either of the parties hereto or any other person or entity).

(f)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A of the Code.

(g)                                 Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s termination of employment to be a “specified employee” for purposes of Section 409A of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which the Executive may be entitled hereunder is required in order to avoid a prohibited distribution under Section 409A of the Code, such portion of the Executive’s payments and benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company or (y) the date of the Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or Executive’s estate or beneficiaries), and any remaining payments and benefits due hereunder shall be paid as otherwise provided herein.

(h)                                To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A of the Code, (i) all such expenses, benefits or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(i)                                    For purposes of Section 409A of the Code, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(j)                                   Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of Base Salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Executive’s termination of employment, the payments of such Base Salary or other compensation shall be made in monthly installments.

(k)                                The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder.

10.                               [RESERVED].

11.                               Unauthorized Disclosure.  The Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or as may be legally required, of any confidential information obtained by the Executive while in the employ of the Company (including, but not limited to, any confidential information with respect to any of the Company’s customers or methods of distribution) the disclosure of which he knows or has reason to believe will be materially injurious to the Company; provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by him in violation of this Section 11) or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by the Company.

12.                               Indemnification.

(a)                                General. The Company agrees that if the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of the Company or any subsidiary thereof or is or was serving at the request of the Company or any subsidiary thereof as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses (as hereinafter defined) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators; provided, however, that the Executive shall not be so indemnified for any Proceeding which shall have been finally adjudicated to have resulted from his willful misconduct, bad faith, gross negligence or reckless disregard of duty or his failure to act in good faith in the reasonable belief that his action was in the best interests of the Company.

(b)                                Expenses.  As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c)                                 Enforcement.  If a claim or request for indemnification under this Section 12 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.

(d)                                Partial Indemnification.  If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which Executive is entitled.

(e)                                 Advances of Expenses.  Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses and upon the Executive’s delivery of an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification.

(f)                                  Notice of Claim.  The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement, but the failure of the Executive to give such notice shall not relieve the Company of any liability the Company may have to the Executive except to the extent that the Company is materially prejudiced thereby. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such time and places as are convenient for the Executive.

(g)                                 Defense of Claim.  With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i)                                     The Company will be entitled to participate therein at its own expense.

(ii)                                  Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive.  The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(iii)                               The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would not include a full and unconditional release of the Executive without the Executive’s prior written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h)                                Non-exclusivity.  The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or otherwise.

(i)                                    D&O Insurance.  No later than the Effective Date, the Company shall obtain and at all times during the Term maintain, and shall cause Neff Corporation to maintain, a directors’ and officers’ insurance policy covering the Executive.

13.                               Successors and Assigns.

(a)                                This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)                                Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

(c)                                 Within ten (10) days after the Effective Date, the Company shall cause Neff Corporation to become a party to this Employment Agreement and to co-employ the Executive.

14.                               Covenant Not to Compete.

(a)                                The Executive agrees that during the Term and for two (2) years subsequent to termination of Executive’s employment with the Company for any reason (the “Non-Compete Term”) the Executive shall not:

(i)                                     Either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate, or representative capacity, or render any services or provide any advice or substantial assistance to any Person that engages in a Competing Business.  “Competing Business” shall mean any business which rents or sells construction or industrial equipment or engages in the sale of maintenance, repair or operating supplies and any other business in which the Company is engaging, or in which the Company has taken concrete and significant steps towards engaging, at the time of the Executive’s termination of employment, in each case in the geographic areas in which the Company operates or has taken significant steps towards operating; provided, however, that notwithstanding the foregoing, the Executive may make passive investments in up to 2% of the outstanding publicly traded common stock of an entity which operates a Competing Business.

(ii)                                  Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who is, at the time of termination of the Executive’s employment, or has been within six (6) months prior to the time of termination of Executive’s employment, an employee of the Company or any of its subsidiaries for the purpose or with the intent of enticing such employee away from the employ of the Company or any of its subsidiaries.  Notwithstanding the foregoing, a general advertisement (whether in print or other medium) not specifically targeted at the Company’s employees shall not violate this Section 14(a), provided that the Executive does not, directly or indirectly, encourage a response to such general advertisement.

(iii)                               Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who is, at the time of termination of the Executive’s employment, or has been within six (6) months prior to the time of termination of Executive’s employment, a customer or supplier of the Company or any of its subsidiaries for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or (B) in any way interfering with the relationship between such Person and the Company.

Notwithstanding anything herein to the contrary, if the Company fails to make any payment to the Executive required under Section 9(b) within ten (10) days after the Executive delivers written notice to the Company of such failure, the Non-Compete Term shall terminate automatically for all purposes hereunder upon the expiration of such ten (10) day period.

(b)                                Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law, in equity or under this Agreement, may be enforced by the Company in the event of the breach or threatened breach by the Executive, by injunctions and/or restraining orders.

(c)                                 The covenants in this Section 14 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(d)                                All of the covenants in this Section 14 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period following the termination of the Executive’s employment with the Company during which the agreements and covenants of the Executive made in this Section 14 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 14.

(e)                                 Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which the Executive shall be prohibited from engaging in any competitive activity described in Section 14 hereof, the period of time for which the Executive shall be prohibited pursuant to Section 14 hereof shall be the maximum time permitted by law.

15.                               Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

16.                               Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

17.                               Settlement of Claim.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

18.                               Survival.  The agreements and obligations of the Company and the Executive made in Sections 9, 11, 12, 14, 15, 16, 17, 18 and 19 of this Agreement shall survive the expiration or termination of this Agreement.

19.                               Federal Income Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

20.                               [RESERVED].

21.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

22.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to the conflict of law principles thereof.  If the Company and the Executive are involved in a court or other legal proceeding, including any proceeding to enforce the covenants contained in Section 14, the losing party in such proceeding shall be liable for the payment of reasonable attorneys’ fees, costs and ancillary expenses incurred by the prevailing party in such proceeding in enforcing, defending, settling or prosecuting such proceeding, whether incurred before or after demand or commencement of such proceeding, provided such fees, costs and ancillary expenses are determined by, and set forth in, a final order of a court of competent jurisdiction.

23.                               Jurisdiction and Venue.  Each of the parties to this Agreement hereby (a) consents to personal jurisdiction in any suit, claim, action or proceeding relating to or arising under this Agreement which is brought in any local or federal court in the State of Florida, (b) consents to service of process upon such party in the manner set forth in Section 15 hereof, and (c) waives any objection such party may have to venue in any such Florida court or to any claim that any such Florida court is an inconvenient forum.

24.                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

25.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including the Prior Agreement.  For the avoidance of doubt, this Agreement shall have no effect on the Second Amended and Restated Limited Liability Company Agreement of Neff Holdings LLC, the Tax Receivable Agreement by and among Neff Corporation and certain members of Neff Holdings LLC, each dated the Effective Date, or the terms of any cash or equity plan of the Company (including options to purchase limited liability company interests of Neff Holdings LLC) in effect on or prior to the Effective Date (except as provided in Section 26).

26.                               Tax Treatment.  Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment that is either received by the Executive or paid by the Company on the Executive’s behalf or any property, or any other benefit provided to the Executive under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively, the “Company Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), then the Executive will be entitled to receive either (i) the full amount of the Company Payments or (ii) a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis, or the greatest portion of the Company Payments.  Any determination required under this Section 26 shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive.  For purposes of making any calculation required by this Section 26, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction of the Company Payments pursuant to this Section 26, such reduction shall occur in the following order: (A) any cash severance payable by reference to the Executive’s Base Salary or Annual Bonus, (B) any other cash amount payable to the Executive, (C) any employee benefit valued as a “parachute payment” and (D) acceleration of vesting of any outstanding equity award.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

NEFF HOLDINGS LLC

By:
Name:
Title:

EXECUTIVE

Mark Irion

APPENDIX A

Release and Waiver of Claims

1.                                      In consideration for the payments provided for under the Amended and Restated Employment Agreement between me, Mark Irion, and Neff Holdings LLC dated [      ], 2014 (the “A&R Employment Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree on behalf of myself, my spouse, agents, assignees, attorneys, successors, assigns, heirs and executors, to fully and completely release Neff Holdings LLC, Neff Corporation (which terms shall be deemed to include such entities and all subsidiary, parent and affiliated and successor companies of either such entity and any other entity in which Neff Corporation, Neff Holdings LLC or any of their respective subsidiaries, parents or affiliates has an equity interest in excess of ten percent (10%)), their respective predecessors and successors and all of their respective past and/or present officers, directors, partners, shareholders, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action and claims whatsoever, which I or my heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to me, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to: (a) my employment or other service relationship with any Company Releasee; (b) the termination of any such employment or service relationship; (c) any applicable employment, benefit, compensatory or equity arrangement with any Company Releasee occurring or existing up to the date this Release is signed; and (d) any equity or stock plans of any Company Releasee, in each case, subject to the provisions of paragraph 3 of this Release, below (such released claims are collectively referred to herein as the “Released Claims”).

2.                                      The Released Claims include, without limitation of the language of paragraph 1, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise and (ii) any claims for wrongful discharge breach of contract, fraud, misrepresentation or any claims relating to benefits, compensation or equity, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

3.                                      Notwithstanding anything herein to the contrary, the Released Claims shall not include, and nothing herein shall impair, any (a) vested benefits which I hold under any Neff Corporation or  subsidiary pension, equity or welfare benefit plan, (b) rights or obligations under Neff Holdings, LLC’s Second Amended and Restated Limited Liability Company Agreement, the Tax Receivable Agreement by and among Neff Corporation and certain members of Neff Holdings, LLC, in each case, as may be amended, restated or otherwise modified from time to time, and vested equity awards to purchase limited liability company interests of Neff Holdings, LLC or shares of Class A common stock of Neff Corporation, (c) rights to receive the payments and benefits promised me under the A&R Employment Agreement or other rights thereunder, or (d) and claims to indemnification under any governing documents of Neff Corporation, Neff Holdings, LLC or any of their subsidiaries or any rights under any insurance policy relating to my employment (including any directors and officers liability insurance).

4.                                      Except as provided in Section 3 above, I expressly understand and agree that the obligations of the Company as set forth in the A&R Employment Agreement are in lieu of any and all other amounts which I might be, am now, or may become, entitled to receive from any Company Releasee upon any claim released herein and, without limiting the generality of the foregoing (and except as otherwise provided in paragraph 3 of this Release), I expressly waive any right or claim that

I may have or assert with respect to any employment, benefit, compensatory or equity arrangement with any Company Releasee, and any damages and/or attorney’s fees and costs.

5.                                      To ensure that the provisions of this Release are fully enforceable in accordance with its terms, I agree to waive any and all rights of Section 1542 of the California Civil Code (to the extent applicable) as it exists from time to time or a successor provision thereto, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

In addition, to ensure that the provisions of this Release are fully enforceable in accordance with its terms, I agree to waive any protection that may exist under any comparable or similar statute and under any principle of common law of the United States or any and all states, or any foreign jurisdiction.

6.                                      I represent that I have read carefully and fully understand the terms of this Release and that I have been advised by this writing to consult with an attorney and further have had the opportunity to consult with an attorney prior to signing this Release.  I further acknowledge that I fully understand the Release that I am signing.  I acknowledge that I am signing this Release voluntarily and knowingly and that I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to accept the terms of this Release, other than those set forth in this Release.  I acknowledge that I have been given at least twenty-one (21) days to consider whether I want to sign this Release.

7.                                      I acknowledge that the federal Age Discrimination in Employment Act gives me the right to revoke this Release within seven (7) days after it is signed by me.  I further acknowledge that I will not receive any payments or benefits due to me under the Employment Agreement before the seven (7) day revocation period under the Age Discrimination in Employment Act (the “Revocation Period”) has passed and then, only if l have not revoked this Release.  To the extent I have executed this Release within less than twenty-one (21) days after its delivery to me, I hereby acknowledge that my decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

[Continued on next page]

This Release shall take effect on the first business day following the expiration of the Revocation Period, provided this Release has not been revoked by me as provided above, during such Revocation Period.

Mark Irion

Date: